Exhibit 8

OPINION RE TAX MATTERS

February 3, 2004

Securities and Exchange Commission
Washington, DC 20549

INVESTORS REAL ESTATE TRUST—FORM S-3 DATED FEBRUARY 3, 2004

We have acted as special counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (“IRET”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and sale of (i) IRET’s shares of beneficial interest, no par value, and (ii) preferred shares of beneficial interest, no par value, to be offered from time to time by IRET, having an aggregate maximum public offering price of up to $150,000,000, as described in the Registration Statement and on terms to be determined at the time of offering.

In connection with the filing of the Registration Statement by IRET, we advise you that we have examined and are familiar with the documents, trust records and other instruments relating to the organization of IRET, the Registration Statement, and the Third Restated Declaration of Trust of Investors Real Estate Trust (the “Declaration of Trust”).

In our examination of the foregoing documents, trust records, and other instruments (the “Documents”), we have assumed that:

i.	All Documents reviewed by us are original Documents, or true and accurate copies of original Documents, and have not been subsequently amended;

ii.	The signatures on each original Document are genuine;

iii.	Each party who executed the Documents had proper authority and capacity;

iv.	All representations and statements set forth in such Documents are true and correct;

v.	All obligations imposed by any such Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and

vi.	IRET at all times has been and will continue to be organized and operated in accordance with the terms of such Documents. We have further assumed the accuracy of the statements and descriptions of IRET’s intended activities as described in the Registration Statement, and that IRET has operated and will continue to operate in accordance with the method of operation described in the Registration Statement.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

From our examination of said documents and records, subject to the assumptions, conditions, and limitations set forth herein, it is our opinion:

1.	IRET is organized in conformity with the requirements for qualification as a real estate investment trust under the Code, and that the present and proposed method of operation of IRET, as described in the Registration Statement and as represented to us by IRET, will permit IRET to continue to so qualify; and

2.	The information in the Registration Statement under the headings “Considerations Regarding IRET and Its Shareholders,” “Tax Treatment of IRET Properties and Its Limited Partners” and “Income Taxation of IRET Properties and Its Partners,” has been reviewed by us and, to the extent that it constitutes matters of law, summaries of legal matters or documents, or legal conclusions, is correct in all material respects.

The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter to the transactions contemplated in the Registration Statement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, IRET’s qualification and taxation as a real estate investment trust depend upon IRET’s ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because IRET’s satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of IRET’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and in the Registration Statement.

These opinions are furnished to you solely for your benefit in connection with the transactions described herein, and are not to be used for any other purpose without our prior written consent.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David Hogue

David Hogue